As Filed with the Securities and Exchange Commission on May 27, 2022

Registration No.     333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Kaixin Auto Holdings

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9/F, Tower A, Dongjin International Center

Huagong Road

Chaoyang District, Beijing 100015

People’s Republic of China

+86 (10) 6720 4948

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kaixin Auto Holdings 2022 Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10016

+1 (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lucy Yang Chief Financial Officer 9/F, Tower A, Dongjin International Center Huagong Road Chaoyang District, Beijing 100015 People’s Republic of China +86 (10) 6720 4948	Yu Wang King & Wood Mallesons 13/F Gloucester Tower The Landmark 15 Queen's Road Central Central, Hong Kong +852 3443 1150

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement is filed by Kaixin Auto Holdings (the “Registrant”) to register securities issuable pursuant to the Kaixin Auto Holdings 2022 Equity Incentive Plan (“the Plan”). The securities registered hereby consist of 39,500,000 ordinary shares, which represent the number of ordinary shares that were authorized under the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any Class A ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

a.        The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020, which includes audited financial statements for the year ended December 31, 2021, filed with the Commission on April 29, 2022, as amended by the Form 20-F/A filed with the Commission on May 27, 2022;

b.       [N.A.]; and

c.       The description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-38261) filed with the Commission on October 24, 2017 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Ordinary Shares set forth in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-220510), as amended, originally filed with the Commission on September 18, 2017, together with any amendments or reports filed for the purpose of updating such description, including the Third Amended and Restated Memorandum and Articles of Association of the Company filed as Exhibit 99.2 of the Current Report on Form 6-K on May 10, 2021, which reflected the change of par value of the ordinary shares to US$0.00005 per share.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide that each officer or director of the Registrant shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Registrant has entered, and intends to continue to enter into, indemnification agreements, substantially in the form filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Registration No. 001-38261), as amended, originally filed with the Commission on May 6, 2019, with its directors and executive officers to indemnify such persons in connection with claims made by reason of their being such a director or executive officer.

The registrant currently carries liability insurance for its directors and executive officers.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on May 27, 2022.

Kaixin Auto Holdings

By:	/s/ Yi Yang
Name:	Yi Yang
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Yi Yang as his true and lawful attorney-in-fact and agents, with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on May 27, 2022.

Signature	Capacity

/s/ Mingjun Lin	Director and Chief Executive Officer
Mingjun Lin	(Principal Executive Officer)

/s/ Xiaolei Gu	Director
Xiaolei Gu

/s/ James Jian Liu	Director
James Jian Liu

/s/ Lin Cong	Director
Lin Cong

/s/ Deqiang Chen	Director
Deqiang Chen

/s/ Yi Yang	Chief Financial Officer
Yi Yang	(Principal Financial and Accounting Officer)

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Kaixin Auto Holdings, has signed this registration statement or amendment thereto in the city of New York, New York, on May 27, 2022.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 of the Current Report on Form 6-K of the Registrant filed with the Securities and Exchange Commission on May 10, 2021 (File No.: 001-38261)

5.1*	Opinion of Maples and Calder

10.1*	Kaixin Auto Holdings 2022 Equity Incentive Plan

23.1*	Consent of Maples and Calder (included in Exhibit 5.1)

23.2*	Consent of Marcum Bernstein & Pinchuk LLP, Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

107*	Calculation of Filing Fee Table

*Filed herewith.